Exhibit 99.1

Albireo Announces Positive Top-Line Phase 3 Results for Elobixibat in Japan

BOSTON, MA — October 3, 2016 — Albireo Limited announced today positive top-line results from a pivotal Phase 3 clinical trial of its product candidate elobixibat in chronic constipation conducted in Japan. In the trial, elobixibat met the primary endpoint, change in the number of weekly spontaneous bowel movements (SBMs) from baseline to the first treatment week compared with placebo, with high statistical significance. The SBM endpoint is the endpoint required to support regulatory approval to treat chronic constipation in Japan.

EA Pharma Co., Ltd., exclusive licensee of elobixibat to treat gastrointestinal (GI) disorders in Japan and other select countries in Asia, conducted the trial. Based on discussions with EA Pharma, Albireo expects that EA Pharma will file a new drug application for elobixibat in Japan in the first quarter of 2017 and make a milestone payment to Elobix AB, Albireo’s indirect wholly owned subsidiary, later in 2016 under the terms of the parties’ license agreement.

“We are grateful to and congratulate our strategic partner for elobixibat in Japan, EA Pharma, for executing a successful pivotal study,” said Ron Cooper, President and Chief Executive Officer of Albireo. “We believe this positive Phase 3 outcome validates the therapeutic promise of the IBAT inhibitor mechanism and Albireo’s scientific focus on bile acid modulation.”

The results of the trial also favored elobixibat with high statistical significance on all secondary efficacy endpoints assessed statistically, including assessments of change in frequency of complete SBMs, time to first SBM, severity of constipation and stool consistency. A complete SBM is an SBM without a self-reported sensation of incomplete evacuation. There were no serious adverse events reported in the trial. Consistent with prior clinical trials of elobixibat, the most common adverse events were abdominal pain (18.8%) and diarrhea (13.0%), all of which were characterized as mild or, in one case, moderate in severity.

Mr. Hajime Shimizu, Representative Director, President & CEO of EA Pharma, said, “I am really pleased to receive positive data in this pivotal Phase 3 trial. EA Pharma will strive to increase treatment choices and improvement of quality of life for patients with chronic constipation in Japan by bringing elobixibat’s novel mechanism of action to market.”

As previously announced, Albireo has entered into a definitive share exchange agreement with NASDAQ-traded Biodel Inc. The share exchange is expected to be completed in the fourth quarter of 2016, subject to the approval of the Biodel stockholders and other customary conditions. Upon completion of the share exchange, Biodel will be renamed Albireo Pharma, Inc. and trade on The NASDAQ Capital Market under the symbol “ALBO” and Albireo’s business will continue as the business of the combined organization.

About the Phase 3 Clinical Trial

The Phase 3 clinical trial of elobixibat was a double blind, placebo controlled, multicenter study in patients with chronic constipation in Japan. Patients were randomized to receive a fixed dose of elobixibat or placebo for 14 days. The Phase 3 trial, together with an ongoing clinical trial to evaluate the long-term safety of elobixibat in chronic constipation, represents the Phase 3 registration program in Japan for elobixibat as a treatment for chronic constipation.

About Elobixibat

Elobixibat is a first-in-class product candidate in development for chronic idiopathic constipation (or, in Japan, chronic constipation). Elobixibat inhibits the ileal bile acid transporters (IBAT and also sometimes referred to as the apical sodium-dependent bile acid transporter) in the terminal ileum to increase secretion and motility in the large bowel without negatively affecting the small intestine. Elobixibat has been evaluated in over 1,000 healthy volunteers and chronic constipation patients to date worldwide.

About Albireo

Albireo Limited is a holding company for Albireo AB, a clinical-stage biopharmaceutical company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. Albireo was spun out from AstraZeneca in 2008 and is backed by top-tier life science investors such as Phase4 Ventures, TPG Biotech, TVM Capital Life Science and Aberdeen Asset Management, as well as AstraZeneca.

Albireo Limited is incorporated and registered in England and Wales, and its wholly owned subsidiaries are located in Gothenburg, Sweden and Boston, Massachusetts. For more information on Albireo, please visit www.albireopharma.com.

About EA Pharma

EA Pharma Co., Ltd. is a gastrointestinal specialty pharma having a full value chain of research and development, production and logistics, sales and marketing, established in April 2016 by integration of the gastrointestinal business unit with more than 60 year-history of the Eisai Group and the Ajinomoto Group’s gastrointestinal business unit with the core in amino acid. Please see http://www.eapharma.co.jp/ for more information about EA Pharma Co., Ltd.

Forward-Looking Statements — Albireo

This press release includes “forward-looking statements.” Forward-looking statements include statements, other than statements of historical fact, regarding Albireo’s intentions, plans, beliefs, expectations or forecasts for the future, including the filing of an application for regulatory approval of elobixibat to treat chronic constipation in Japan. Albireo uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks and uncertainties, including, but not limited to: those described in the documents Biodel Inc. has filed with the Securities and Exchange Commission with regard to the proposed share exchange transaction among Biodel, Albireo and Albireo shareholders and noteholders, including the possibility that Biodel may be unable to obtain the stockholder approval required to complete the proposed transaction; the outcome of the ongoing long-term safety clinical trial of elobixibat in Japan; and the discretion that EA Pharma has in the development and potential commercialization of elobixibat in Japan. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Contacts:

Hans Vitzthum

Managing Director

LifeSci Advisors, LLC.

212-915-2568

Ron Cooper

President and CEO

Albireo Limited

732-687-4238